Exhibit 10.32

Avista Corporation

Non-Employee Director Compensation

(effective September 1, 2010)

Prior to September 1, 2010, directors who were not employees of the Company received an annual retainer of $78,000, of which a minimum of $10,000 was paid in Company common stock. Directors were also paid $1,500 for each meeting of the Board or any Committee meeting of the Board. Directors who served as Board Committee Chairs received an additional $5,000 annual retainer, with the exception of the Audit Committee Chair, who received an additional $10,000 annual retainer. The Lead Director received an annual retainer of $15,000.

In addition, any non-employee director who served as director of a subsidiary of the Company received from the Company a meeting fee of $1,500 for each subsidiary Board meeting the director attended. Directors Anderson, Blake and Kelly hold Board positions with a subsidiary of the Company.

Each year, the Governance Committee reviews directors’ compensation. During 2010, the Governance Committee engaged Towers Watson to assist in this review. This information is used to compare the Company’s current director compensation with peer companies in the utility industry and general industry companies of similar size.

At the Board’s August 13, 2010 meeting, survey results from Towers Watson were reviewed regarding current pay practices for director compensation. Although the Company has historically targeted compensation for non-employee directors at the 50th percentile of their utility peer group, the survey indicated that Avista director compensation was below the average. Therefore, the Board approved an increase in the director’s annual retainers as of September 1, 2010. Directors who are not employees of the Company now receive an annual retainer of $98,000, of which a minimum of $30,000 is paid in Company common stock. No changes were made to meeting fees and Chair retainers.

Each director is entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board or its Committees and related activities, including director education courses and materials. These expenses include travel to and from the meetings, as well as any expenses they incur while attending the meetings.

The Company has established a minimum stock ownership expectation for all Board members. Directors are expected to achieve a minimum investment of $200,000 or 9,500 shares, whichever is less, in Company common stock within four years of their becoming Board members and are expected to retain at least that level of investment during their tenure as Board members. Shares that have previously been deferred under the former Non-Employee Director Stock Plan count for purposes of determining whether a director has achieved the ownership expectation.

The ownership expectation illustrates the Board’s philosophy of the importance of stock ownership for directors to further strengthen the commonality of interest between the Board and shareholders. The Governance Committee annually reviews director holdings to determine whether they meet ownership expectations. All directors currently comply based on their years of service completed on the Board.

There were no annual stock option grants or non-stock incentive plan compensation payments to directors for services in 2010 and none are currently contemplated under the current compensation structure. The Company also does not provide a retirement plan or deferred compensation plan to its directors.